Exhibit 99.7

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to (i) my being named in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Heritage Commerce Corp (“Heritage”), and all amendments thereto (“Registration Statement”), as a person who is expected to become a director of Heritage, effective upon the consummation of the merger of Presidio Bank with and into Heritage Bank of Commerce, a wholly-owned subsidiary of Heritage, and (ii) the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ MARINA PARK
Name: Marina Park

June 28, 2019